Exhibit 99.1

NewsRelease

TC PipeLines, LP Raises Distribution
2014 Second Quarter Partnership Cash Flows of $77 million

Houston, Texas – July 24, 2014 – TC PipeLines, LP (NYSE: TCP) today announced the second quarter 2014 cash distribution of $0.84 per common unit.  This is a $0.03 per common unit increase over the distribution paid in first quarter 2014 and represents a 3.7 percent increase for unitholders.

TC PipeLines also reported second quarter 2014 Partnership cash flows of $77 million.  Net income attributable to controlling interests was $37 million or $0.58 per common unit.

“We experienced another solid quarter of financial performance with all of our pipeline assets delivering strong results,” said Steve Becker, President of TC PipeLines GP, Inc. “The increase in our cash distribution reflects our confidence in the long-term value of our portfolio of stable, cash flow generating assets.”

TC PipeLines also announced the intent to launch a new at-the-market (ATM) equity issuance program.  The program will allow TC PipeLines to issue up to $200 million of limited partner units.

Second Quarter 2014 Highlights (All financial figures are unaudited)
o	Net income attributable to controlling interests of $37 million or $0.58 per common unit
o	Partnership cash flows of $77 million
o	Paid cash distributions of $52 million
o	Raised second quarter 2014 cash distribution to $0.84 per common unit
o	Distribution is payable on August 14, 2014 to unitholders of record as of the close of business on August 5, 2014
o	Marks the 15th consecutive year of increasing distributions for the Partnership

The Partnership’s financial highlights for the second quarter of 2014 compared to the second quarter of 2013 were:

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2014	2013	2014	2013
Partnership cash flows(a)	77	42	137	86
Cash distributions paid	(52)	(43)	(103)	(85)
Cash distributions paid per common unit	$0.81	$0.78	$1.62	$1.56
Net income attributable to controlling interests(b)	37	34	94	78
Net income per common unit(c) – basic and diluted	$0.58	$0.40	$1.48	$0.92
Weighted average common units outstanding (millions) – basic and diluted	62.3	57.4	62.3	55.4
Common units outstanding at end of period (millions)	62.3	62.3	62.3	62.3

(a)
Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule Non-GAAP Measures for further detail.

(b)
The additional 45 percent membership interests in each of GTN and Bison were acquired from subsidiaries of TransCanada in July 2013. As a result, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of GTN and Bison were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to consolidate GTN and Bison for all periods presented.

(c)
Net income per common unit for the three and six months ended June 30, 2013 is equivalent to that presented prior to the recast. Refer to the description of net income per common unit in the Financial Summary Schedule for further detail.

Recent Developments

Cash Distributions – On July 23, 2014, the board of directors of our General Partner declared the Partnership’s second quarter 2014 cash distribution in the amount of $0.84 per common unit, payable on August 14, 2014 to unitholders of record as of August 5, 2014.

Results of Operations

For the three months ended June 30, 2014, net income attributable to controlling interests increased by $3 million to $37 million compared to the second quarter of 2013. This increase was primarily due to higher equity earnings from Northern Border and Great Lakes.

Partnership cash flows increased to $77 million in the second quarter of 2014 compared to $42 million in the same period of 2013. This increase was due to increased cash distributions from GTN and Bison of $25 million as a result of the 2013 Acquisition and due to an increased cash distribution from Great Lakes.  The increased cash distribution from Great Lakes’ was primarily due to additional sales of daily capacity during the first quarter.

The Partnership paid distributions of $52 million in the second quarter of 2014, an increase of $9 million compared to the same period in 2013. This increase was due to a $0.03 increase in the distribution per common unit in July 2013 and issuance of additional common units in May 2013.

Non-GAAP Measures

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, less net income attributed to GTN’s and Bison’s former parent, plus operating cash flows from North Baja and Tuscarora, and cash distributions received from GTN, Northern Border, Bison and Great Lakes less equity earnings from unconsolidated affiliates and Other Pipes’ net income as previously reported, plus net income attributable to non-controlling interests from consolidated subsidiaries after the 2013 Acquisition, and net of distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1793 on Thursday, July 24, 2014 at 10 a.m. central time (CT)/11 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the second quarter 2014 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.TCPipeLinesLP.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available beginning two hours after the conclusion of the call and until 11 p.m. (CT)/midnight (ET) on July 31, 2014, by calling 800.408.3053, then entering pass code 9157068.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.TCPipeLinesLP.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions, including our belief in the long-term strength of the North American natural gas industry which we expect will generate ongoing value for our unitholders, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/Davis Sheremata	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars, except per common unit amounts)	2014	2013(a)	2014	2013(a)

Transmission revenues	82	82	169	168
Equity earnings from unconsolidated affiliates	18	15	51	33
Operation and maintenance expenses	(12)	(13)	(24)	(26)
Property taxes	(6)	(6)	(12)	(12)
General and administrative	(1)	(4)	(3)	(6)
Depreciation	(22)	(22)	(43)	(43)
Financial charges and other	(14)	(10)	(26)	(19)
Net income	45	42	112	95

Net income attributable to non-controlling interests	8	8	18	17
Net income attributable to controlling interests	37	34	94	78

Net income attributable to controlling interests allocation(b)
Common units	36	23	92	51
General Partner	1	-	2	1
	37	23	94	52

Net income per common unit – basic and diluted (c)	$0.58	$0.40	$1.48	$0.92

Weighted average common units outstanding (millions)
– basic and diluted	62.3	57.4	62.3	55.4

Common units outstanding, end of period (millions)	62.3	62.3	62.3	62.3

(a)	Financial information was recast to consolidate GTN and Bison.
(b)
Net income attributable to controlling interest allocation excludes net income attributed to GTN’s and Bison’s former parent which amounted to $11 million and $26 million for the three and six months ended June 30, 2013, respectively.

(c)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation and net income attributed to GTN’s and Bison’s former parent, by the weighted average number of common units outstanding.  The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions.  On May 22, 2013, the Partnership issued 8.855 million common units in a public offering.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited)	30-Jun-14	31-Dec-13
(millions of dollars)
ASSETS
Current assets	82	69
Investment in unconsolidated affiliates	1,184	1,195
Plant, property and equipment	2,004	2,042
Other assets	136	137
	3,406	3,443

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	128	55
Other liabilities	26	24
Long-term debt, including current portion	1,484	1,575
Partners' equity	1,768	1,789
	3,406	3,443

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2014	2013	2014	2013
Net income attributable to controlling interests(a)	37	34	94	78
Less net income attributed to GTN’s and Bison’s former parent (a)	-	(11)	-	(26)
Net income as previously reported	37	23	94	52

Add:
Cash distributions from GTN (b)	25	8	45	14
Cash distributions from Northern Border (b)	26	22	47	44
Cash distributions from Bison (b)	11	3	23	7
Cash distributions from Great Lakes (b)	14	6	19	12
Cash flows provided by North Baja’s and Tuscarora’s operating activities	11	13	24	27
	87	52	158	104
Less:
Equity earnings as previously reported:
GTN	-	(4)	-	(9)
Northern Border	(16)	(15)	(39)	(31)
Bison	-	(3)	-	(6)
Great Lakes	(2)	-	(12)	(2)
	(18)	(22)	(51)	(48)
Less:
Other Pipes’ net income as previously reported (c)
GTN	(15)	-	(37)	-
Bison	(11)	-	(23)	-
North Baja	(6)	(6)	(12)	(12)
Tuscarora	(4)	(4)	(8)	(8)
	(36)	(10)	(80)	(20)
Add:
Net income attributable to non-controlling interests after the 2013 Acquisition	8	-	18	-

Partnership cash flows before General Partner distributions	78	43	139	88
General Partner distributions (d)	(1)	(1)	(2)	(2)

Partnership cash flows	77	42	137	86

Cash distributions declared	(54)	(52)	(106)	(94)
Cash distributions declared per common unit (e)	$0.84	$0.81	$1.65	$1.59
Cash distributions paid	(52)	(43)	(103)	(85)
Cash distributions paid per common unit (e)	$0.81	$0.78	$1.62	$1.56

(a)
Financial information was recast to consolidate GTN and Bison for all periods presented. Prior to the 2013 Acquisition, our net income was $23 million and $52 million for the three and six months ended June 30, 2013, respectively, reflecting our actual ownership in each of GTN and Bison at that time. As a result of the recast, net income attributable to controlling interests is $34 million and $78 million for the three and six months ended June 30, 2013, respectively, as if we owned 70 percent in each of GTN and Bison. Net income attributed to GTN and Bison’s former parent of $11 million and $26 million for the three and six months ended June 30, 2013, respectively, reflecting the acquired ownership interests not then owned by the Partnership, reconciles the net income as previously reported and net income attributable to controlling interests.

(b)
In accordance with the cash distribution policies of the respective entities, cash distributions from GTN, Northern Border, Bison and Great Lakes, are based on their respective prior quarter financial results. Distributions from GTN and Bison are based on 70 percent ownership starting from July 1, 2013.  Distributions for the three and six months ended June 30, 2013 were not recast.

(c)	“Other Pipes” includes the results of North Baja and Tuscarora and, after July 1, 2013, GTN and Bison as well.
(d)
General Partner distributions represent the cash distributions paid to the General Partner with respect to its effective two percent general partner interest plus an amount equal to incentive distributions. Incentive distributions for the six months ended June 30, 2014 and 2013 were nil.

(e)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's effective two percent general partner interest plus an amount equal to incentive distributions.